Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633	Patsy Alston- (864) 342-5613
	Director of Investor Relations	Sr. Director of Public Affairs
	jfulmer@advanceamerica.net	palston@advanceamerica.net

Advance America Announces 13.7% Increase in Third Quarter Total Revenue.  Approves Increase of Quarterly Dividend to $0.11 per Share.

SPARTANBURG, S.C., November 1, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of operations for the first nine months of its fiscal year and third quarter, which ended September 30, 2005.

During the third quarter of 2005, total revenues increased 13.7% to $172.6 million, compared to $151.9 million for the quarter ended September 30, 2004.  The quarter-over-quarter growth rate in total revenues for centers opened prior to July 1, 2004 was 8.8% (excluding centers closed in 2004 and 2005).  For the nine months ended September 30, 2005, total revenues for the centers opened prior to January 1, 2004 increased 8.7% (excluding centers closed or suspended in 2004 and 2005).

Advance America’s President and Chief Executive Officer Ken Compton commented on the results, “The third quarter of 2005 was a period of adjustment for our Company and our industry as a whole. We made significant changes to the way we operate in five states; operations were temporarily suspended in North Carolina; and we faced two major hurricanes. Despite these challenges, we are pleased with the performance of our Company and we are confident in our business”.

The Company began operating as a credit services organization (CSO) in Texas, and began offering check-cashing services in Michigan.  In Pennsylvania, North Carolina, and Arkansas, the Company began marketing, processing and servicing an installment loan product for the lending banks, as a result of revised guidance from the FDIC.

As the Company previously announced, the lending bank for which it markets, processes, and services payday cash advances and installment loans in 117 centers in North Carolina, temporarily suspended its payday cash advance and installment loan originations during the third quarter of 2005. The Company believes this suspension will continue at least until an expected ruling from the Commissioner of Banks for North Carolina with regard to its investigation into Advance America’s agency business model activities in that state. The Company firmly believes that its legal and factual position is strong, and that it has always conducted its business in North Carolina in compliance with all applicable state and federal laws.  Accordingly, the Company intends to continue to defend the legality of its agency business model activities in North Carolina.  The Company estimates that it would cost approximately $3.0 million (including lease cancellation, severance, and other costs) to shut down its North Carolina operations completely.

The Company temporarily closed 128 centers as a result of Hurricanes Katrina and Rita, of which 22 remain closed as of today. Total damages from these hurricanes, which include lost profit and property, in excess of insurance proceeds, are estimated to be between $1.5 and $2.5 million. Lost Center Gross Profit during the third quarter of 2005 was estimated to be approximately $0.7 million; the remainder of the losses will be recorded during the fourth quarter.

The Company identified 112 centers (86 in Georgia) for closure during the three months ended September 30, 2005.  As a result, the Company incurred charges of $1.9 million during the third quarter of 2005 representing impairment of carrying value of identified centers, lease cancellation, severance, and other costs related to the closings.

Additionally, the Company has completed the sale of one of its aircraft.  As a result of the transaction, the Company recorded an impairment of the carrying value of the aircraft for approximately $1.5 million during the quarter ended September 30, 2005.

Commenting on the closure of centers and the sale of the aircraft, Mr. Compton said, “Since my arrival in August, we have been looking at ways we can operate more efficiently. We believe closing the centers in Georgia, as well as other under performing centers in various other states, is a good decision for our shareholders. Additionally, the sale of the aircraft will ultimately allow us to reduce overhead costs associated with travel.”

The provision for doubtful accounts and agency bank losses as a percent of total revenues was 21.0% for the quarter ended September 30, 2005, compared to 19.1% for the same period in 2004. This change was primarily due to increased loss rates.

Center gross profit increased 4.1%, from $120.9 million in the first nine months of 2004 to  $125.8 million in the first nine months of 2005.

For the nine months ended September 30, 2005, net income was  $46.3 million compared to pro forma net income of $41.9 million for the same period in 2004. Net income for the quarter ended September 30, 2005 was $15.9 million, compared to pro forma net income of $16.4 million for the same period in 2004.  Prior to the Company’s initial public offering in December 2004, Advance America was taxed as an S corporation for income tax purposes.  Accordingly, the Company’s income tax expense for the nine months and quarter ended September 30, 2004 was $2.3 million and  $0.8 million, respectively, which represented only income tax expense on certain subsidiaries that had not converted to an S corporation.  At the date of the IPO, the Company converted to a C corporation for income tax purposes.  Pro forma net income was determined based upon the Company’s actual net income of $71.1 million and $27.8 million for the nine months and quarter ended September 30, 2004, respectively, and was adjusted as if the Company was taxed as a C corporation at a rate of 41%.

Diluted earnings per share were $0.19 for the quarter ended September 30, 2005 compared to pro forma diluted earnings per share of $0.22 for the same period in 2004. Pro forma diluted earnings per share was based upon the Company’s actual diluted earnings per share of $0.39 for the third quarter of 2004 and was adjusted as if the Company was taxed as a C corporation, the post-IPO diluted shares outstanding were outstanding during the third quarter of 2004 and the proceeds were assumed to have reduced debt and the related interest expense.  For the nine months ended September 30,

2005, diluted earnings per share were $0.55 compared to pro forma diluted earnings per share of $0.57 for the nine months ended September 30, 2004.

The Company opened 82 and 208 new centers during the third quarter and first nine months of 2005, respectively, compared to 87 and 346 during the same periods in 2004. Of the new centers, 31 are located in Kansas, a new state for the Company where enabling legislation went into effect on July 1, 2005.  As of September 30, 2005, the Company had expanded its national operation to a total of 2,598 centers in 37 states.

In May 2005, the Company’s Board of Directors approved a plan authorizing the repurchase of up to $50 million of the Company’s currently outstanding common stock. To date, the Company has purchased approximately 1.9 million shares representing an investment of $25.2 million.

On October 27, 2005, the Company’s Board of Directors declared a regular quarterly dividend of $0.11 per share, an increase of 22% from the prior quarter. The dividend will be payable on December 9, 2005, to stockholders of record as of November 28, 2005.

The Company will discuss these results during a conference call on Wednesday, November 2 at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800) 310-6649. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay pass code: 8944828) until the close of business on November 16, 2005.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,600 centers in 37 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business, and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit service losses; our relationships with the lending banks and with the banks party to our revolving credit facility; the possibility that we may have to permanently cease our operations in North Carolina; theft and employee errors; the availability of adequate financing, suitable centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification.  For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Nine Months Ended September 30, 2004 and 2005

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005

Revenues:
Fees and interest charged to customers	$115,656	$153,161	$311,408	$373,010
Marketing, processing and servicing fees	36,208	19,476	99,091	88,327
Total revenues	151,864	172,637	410,499	461,337

Provision for doubtful accounts and agency bank losses	(29,064)	(36,340)	(59,117)	(76,998)
Net revenues	122,800	136,297	351,382	384,339

Center Expenses:
Salaries and related payroll costs	39,175	44,359	117,702	128,948
Occupancy costs	17,765	20,455	49,145	58,735
Center depreciation expense	3,539	3,841	10,150	10,973
Advertising expense	5,117	7,952	19,318	20,808
Other center expenses	11,485	13,991	34,150	39,040
Total center expenses	77,081	90,598	230,465	258,504
Center gross profit	45,719	45,699	120,917	125,835

Corporate and Other Expenses (Income):
General & administrative expenses	10,009	13,236	30,534	38,218
General & administrative expenses with related parties	516	58	1,646	222
Corporate depreciation expense	974	1,241	2,975	3,390
Interest expense	2,075	1,356	4,899	2,914
Interest expense with related parties	2,629	—	7,830	—
Interest income	(26)	(50)	(116)	(208)
Loss on disposal of property and equipment	197	325	466	448
Loss on impairment of assets	—	1,852	—	1,852
Transaction related expense	1,592	—	1,592	—
Income before income taxes	27,753	27,681	71,091	78,999
Income tax expense	792	11,352	2,314	32,187
Income before income of consolidated variable interest entity	26,961	16,329	68,777	46,812
Income of consolidated variable interest entity	—	(476)	—	(476)
Net income	$26,961	$15,853	$68,777	$46,336

Net income per common share - basic	$0.39	$0.19	$1.00	$0.55
Weighted average number of shares outstanding - basic	68,667	83,220	68,667	83,528

Net income per common share - diluted	$0.39	$0.19	$1.00	$0.55
Weighted average number of shares outstanding - diluted	68,667	83,449	68,667	83,760

Pro Forma Data:
Net Income:
Income before income taxes	$27,753		$71,091
Pro forma income tax expense	11,379		29,147
Pro forma net income	$16,374		$41,944

Pro Forma Earnings Per Share:
Income before income taxes	$27,753		$71,091
Interest reduction with assumed proceeds	3,348		9,815
Pro forma income before income taxes	31,101		80,906
Pro forma income tax expense	12,751		33,171
Pro forma net income	$18,350		$47,735

Pro forma net income per common share - basic and diluted	$0.22		$0.57

Post-IPO shares outstanding	83,958		83,958

Consolidated Balance Sheets

December 31, 2004 and September 30, 2005 (unaudited)

(in thousands, except per share data)

	December 31, 2004	September 30, 2005
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,224	$25,714
Advances and fees receivable, net	155,009	181,800
Deferred income taxes	3,141	4,688
Other current assets	9,887	10,254
Total current assets	186,261	222,456
Restricted cash	9,110	9,474
Property and equipment, net	72,247	64,053
Goodwill	122,324	122,573
Other assets	7,597	6,877
Total assets	$397,539	$425,433

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,911	$7,937
Accrued liabilities	23,027	24,656
Income taxes payable	2,169	3,128
Accrual for excess bank losses	3,219	1,949
Current portion of long-term debt	471	466
Total current liabilities	42,797	38,136
Revolving credit facility	39,506	43,661
Long-term debt	6,660	6,306
Deferred income taxes	12,286	14,124
Other liabilities	—	39
Total liabilities	101,249	102,266

Minority interest	—	13,906

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 83,958 shares outstanding at December 31, 2004;
96,821 shares issued and 83,053 shares outstanding at September 30, 2005	968	968
Paid in capital	284,004	283,858
Paid in capital - unearned compensation	(3,451)	(2,392)
Retained earnings	52,492	76,218
Common stock in treasury (12,863 shares at cost at December 31, 2004;
13,768 shares at cost at September 30, 2005)	(37,723)	(49,391)
Total stockholders’ equity	296,290	309,261
Total liabilities and stockholders’ equity	$397,539	$425,433